UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Sanderson Farms, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 14, 2010
Dear Stockholder:
     The 2010 Annual Meeting of Stockholders of the Company will be held in the Multi-Purpose Room of the Company’s General Corporate Offices in Laurel, Mississippi, at 10:00 AM on Thursday, February 18, 2010. The purposes of the Annual Meeting are set forth in the accompanying Notice and Proxy Statement.
     The 2009 Annual Report, which is enclosed, contains financial and other information concerning the Company and its business for the fiscal year ended October 31, 2009. The Annual Report is not to be considered part of the proxy solicitation materials.
     We cordially invite you to attend the Annual Meeting. If you cannot attend, please complete and return the enclosed Proxy using one of the voting methods described in the enclosed materials so that your vote can be recorded.

Cordially,

Joe F. Sanderson, Jr. Chairman of the Board

SANDERSON FARMS, INC.
P.O. Box 988
Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 AM (local time) on Thursday, February 18, 2010

PLACE	The Multi-Purpose Room of the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443

ITEMS OF BUSINESS	(1) To elect Class C Directors to serve until the 2013 Annual Meeting;

(2) To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010; and

(3) To transact such other business as may properly come before the meeting or any adjournment.

RECORD DATE	You can vote if you are, or if a nominee through which you hold shares is, a stockholder of record on December 29, 2009.

ANNUAL REPORT AND PROXY STATEMENT	Our 2009 Annual Report, which is not a part of the proxy solicitation material, is enclosed. Details of the business to be transacted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2010
The Notice of Annual Meeting of Stockholders, the Proxy Statement, and our 2009 Annual Report are also available on-line at:
www.sandersonfarms.com/proxy

BY ORDER OF THE BOARD OF DIRECTORS:
/s/ James A. Grimes
Secretary

PROXY STATEMENT
General
     Our Board of Directors is soliciting the enclosed proxy in connection with our 2010 Annual Meeting of Stockholders to be held on February 18, 2010, as well as in connection with any adjournments of that meeting. Our post office address is Sanderson Farms, Inc., P. O. Box 988, Laurel, Mississippi 39441.
     Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:
•	by filing with our Corporate Secretary a written notice of revocation;

•	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or

•	by re-voting by Internet or by telephone before 11:59 PM on February 17, 2010 using the instructions contained in the enclosed materials, if telephone or Internet voting is available to you.
     Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.
     If you properly complete and submit a proxy but you do not specify how your proxy should be voted, then the proxy will be voted FOR:
•	the election of the nominees for Class C Director set forth in this Proxy Statement and

•	the ratification and approval of Ernst &Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010.
     Our Chief Financial Officer will vote all proxies in his discretion on all other matters that may properly come before the meeting. As of the date of this Proxy Statement, we have not received notice and we are not aware of any business to be transacted at the meeting other than the matters that are listed in the notice and are described in this Proxy Statement.
     If you hold shares of our common stock in your broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted on any matter on which your broker does not have discretionary authority to vote for you. A vote that is not cast for this reason is called a “broker non-vote.” We will treat broker non-votes as shares present for the purpose of determining whether a quorum is present at the meeting, but we will not consider them present for purposes of calculating the vote required on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an ABSTENTION on the matter.
     We are paying the cost of soliciting the proxies.
     Our 2009 Annual Report accompanies this Proxy Statement, but is not to be considered a part of the proxy solicitation material. The record date for the Annual Meeting is December 29, 2009. These materials are being mailed to stockholders and posted on-line at www.sandersonfarms.com/proxy on or about January 14, 2010.
Capital Stock
     Our authorized capital stock consists of 5,000,000 shares of non-voting preferred stock, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100.00 per share, none of which shares have been issued, and 100,000,000 shares of voting Common Stock, par value $1.00 per share, of which 20,997,107 shares had been issued and were outstanding as of December 29, 2009, the record date for the Annual Meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. Each such stockholder is entitled to one vote for each share of common stock held at that date.

Beneficial Ownership
     The following table sets forth information, as of January 4, 2010, concerning (a) the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding, (b) the beneficial ownership of common stock of our executive officers named in the “Summary Compensation Table” below, and (c) the beneficial ownership of common stock by all of our directors and executive officers as a group. On January 4, 2010, there were 21,001,571 shares of our common stock outstanding.

	Amount
	Beneficially	Percent
Beneficial Owner(s) and Address	Owned (1)	of Class
Trustmark National Bank (2)	1,766,381 shares	8.41%
Joe F. Sanderson, Jr. (3)	1,116,030 shares	5.31%
Lampkin Butts (5)	114,046 shares	(9)
Mike Cockrell (4)	56,287 shares	(9)
James A. Grimes (6)	27,907 shares	(9)
Artisan Partners Limited Partnership (7)	1,327,300 shares	6.32%
Royce & Associates, LLC (7)	2,605,232 shares	12.41%
Barclays Global Investors, NA (7)	1,212,166 shares	5.77%
All Directors and executive officers as a group (15 persons) (8)	1,501,934 shares	7.15%

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	Address: 415 North Magnolia, Laurel, Mississippi 39440. Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates (the “ESOP”), which is the record owner of 1,766,381 shares of common stock of the Company. Trustmark National Bank, in its capacity as trustee of the ESOP, has investment power with respect to those shares of common stock and therefore is deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 1,766,381 shares of common stock owned of record by the ESOP. Trustmark National Bank disclaims beneficial ownership of such shares. The participants in the ESOP have sole voting power over the shares allocated to their respective accounts.

(3)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 1,018,153 shares owned of record by Joe F. Sanderson, Jr., over which he exercises sole voting and investment power, and 88,069 shares allocated to Mr. Sanderson’s account in the ESOP, with respect to which he has sole voting power. The trustee of the ESOP has investment power over the 88,069 shares allocated to Mr. Sanderson’s account under the ESOP. The amount shown in the table also includes 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife. The amount owned of record by Mr. Sanderson includes 120,050 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(4)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 52,682 shares owned of record by Mr. Cockrell over which he exercises sole voting and investment power, and 3,605 shares allocated to Mr. Cockrell’s account in the ESOP, with respect to which Mr. Cockrell has sole voting power. The trustee of the ESOP has investment power over the 3,605 shares allocated to Mr. Cockrell’s account under the ESOP. The amount owned of record by Mr. Cockrell includes 48,232 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(5)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount in the table includes 69,558 shares owned of record by Mr. Butts, over which he exercises sole voting and investment power, and 44,488 shares allocated to his ESOP account, over which he has sole voting power. The trustee of the ESOP has investment power over the 44,488 shares allocated to Mr. Butts’ account under the ESOP. The amount owned of record also includes 48,205 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(6)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 19,097 shares owned of record by Mr. Grimes, over which he exercises sole voting and investment power, and 8,810 shares allocated to Mr. Grimes’s account in the ESOP, with respect to which Mr. Grimes has sole voting power. The trustee of the ESOP has investment power over the 8,810 shares allocated to Mr. Grimes’s ESOP account. The amount owned of record by Mr. Grimes includes 13,856 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(7)	Based on information reported in Schedule 13Gs filed with the Securities and Exchange Commission as follows: Royce & Associates filed Amendment No. 2 to its report on Schedule 13G on January 30, 2009. Its address is 1414 Avenue of the Americas, New York, New York 10019. The report states that various accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer. It also states that the interest of one account, Royce Premier Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 1,142,000 shares, or 5.63% of the total shares outstanding at the time of filing of the report (5.45% as of January 4, 2010). Artisan Partners Limited Partnership filed Amendment No. 4 to its report on Schedule 13G on February 13, 2009. The report was also filed on behalf of Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. The address of all the reporting persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. The report states that the shares reported therein were acquired on behalf of discretionary clients of Artisan Partners, including 756,800 shares held on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. Barclays Global Investors, NA filed its report on Schedule 13G on February 5, 2009. Its address is 400 Howard Street, San Francisco, CA 94105. The report is also filed by Barclays Global Fund Advisors, Barclays Global Investors, Ltd. Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG.

(8)	Includes an aggregate of 144,972 shares allocated to the accounts of all executive officers, as a group (15 persons, 4 participating) under the ESOP. See note (2) above.

(9)	Less than 1%.
ELECTION OF DIRECTORS
     Our amended Articles of Incorporation provide that our Board of Directors shall be divided into three classes (Class A, Class B and Class C), with each class containing one-third, or as close to one-third as possible, of the total number of directors, and that the total number of directors shall be fixed by the Board of Directors in the By-laws. The Board of Directors has fixed the number of directors at fifteen, resulting in there being five director positions in each class. One Class B director position is currently vacant. At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. At the 2010 Annual Meeting, stockholders will elect five Class C Directors, whose terms will expire at the 2013 Annual Meeting.
     The address of each director is Post Office Box 988, Laurel, Mississippi 39441.
Nominees for Class C Directors
     The Board of Directors proposes for election as Class C Directors the five nominees listed below, each to serve as a Class C Director until the 2013 Annual Meeting or until his or her successor is elected and has qualified. Any vacancy on the Board of Directors may be filled either by the Board of Directors or by the stockholders, and the term of any director elected to fill a vacancy will expire at the next stockholders’ meeting at which directors are elected.
     Proxies in the enclosed form may be voted for the election as Class C Directors only of the nominees named below or of substitute nominees who may be named by the Board of Directors to replace any of the nominees who become unavailable to serve for any reason. No such unavailability is presently known to the Board of Directors. There are no arrangements or understandings relating to any person’s service or prospective service as a Class C Director of the Company. No person listed below will be elected as a Class C Director unless such person receives the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the Annual Meeting at which a quorum is present. If more persons than the number of directors to be elected receive a majority vote, then those persons receiving the highest number of votes will be elected. The

Proxyholder named in the accompanying proxy card will vote FOR the nominees listed below (or substitutes as stated above) unless otherwise directed in the proxy. Abstentions by holders of shares entitled to vote and represented at the meeting will be counted as shares present but not voting for the purposes of calculating the vote with respect to the election of Class C Directors. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the election of the Class C Directors, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto.
     The following table lists the nominees for Class C Directors and shows, as of January 4, 2010, their respective beneficial ownership of common stock of the Company.

			Shares
		Director	Beneficially	Percent
Nominees for Class C Directors	Age	Since	Owned (1)	Of Class
Fred Banks, Jr. (2)	67	2007	10,255	(3)
Toni D. Cooley (2)	49	2007	7,646	(3)
Robert C. Khayat (2)	71	2007	8,592	(3)
Dianne Mooney (2)	66	2007	7,426	(3)
Gail Jones Pittman (2)	56	2002	8,384	(3)

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	The shares shown in the table for Directors Banks, Cooley, Khayat and Mooney include 4,666 restricted shares each granted pursuant to the Company’s Stock Incentive Plan and 5,489, 2,980, 3,926 and 2,760 shares, respectively, issued under the Company’s share purchase plan. The shares shown in the table for Ms. Pittman include 4,666 restricted shares granted pursuant to the Company’s Stock Incentive Plan and 468 shares issued under the Company’s share purchase plan.

(3)	Less than 1%.
     The Board of Directors recommends a vote FOR the election of Fred Banks, Jr., Toni D. Cooley, Robert C. Khayat, Dianne Mooney and Gail Jones Pittman.
Directors Continuing in Office
     The following tables list the Class A and Class B Directors of the Company, whose terms expire at the 2011 and 2012 Annual Meetings, respectively, and show, as of January 4, 2010, the beneficial ownership of common stock by each of them.

			Shares
		Director	Beneficially	Percent
Name of Continuing Director	Age	Since	Owned (1)	Of Class
Class A (Term expiring in 2011)
Lampkin Butts (2)	58	1998	114,046	(7)
Beverly Hogan (3)	58	2004	11,048	(7)
Phil K. Livingston (3)	66	1989	24,492	(7)
Charles W. Ritter, Jr. (3)	72	1988	31,421	(7)
Joe F. Sanderson, Jr. (4)	62	1984	1,116,030	5.31%

			Shares
		Director	Beneficially	Percent
Name of Continuing Director	Age	Since	Owned (1)	Of Class
Class B (Term expiring in 2012)
John H. Baker, III (5)	68	1994	55,389	(7)
John Bierbusse (3)	54	2006	6,404	(7)
Mike Cockrell (6)	52	1998	56,287	(7)
Rowan H. Taylor (3)	85	1989	16,607	(7)

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	See Note (5) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Butts’ beneficial ownership.

(3)	The shares shown in the table for Directors Hogan, Livingston and Ritter include 4,666 restricted shares each granted pursuant to the Company’s Stock Incentive Plan and 2,867, 1,269 and 531 shares, respectively, issued under the Company’s share purchase plan (see “Directors Fees” for a discussion of these shares). The shares shown in the table for Directors Bierbusse and Taylor include 1,666 restricted shares each granted pursuant to the Company’s Stock Incentive Plan and 1,954 and 3,674 shares, respectively, issued under the Company’s purchase plan.

(4)	See Note (3) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Sanderson’s beneficial ownership.

(5)	The shares shown in the table include 2,250 shares owned of record by a trust for the benefit of Mr. Baker’s wife, as to which an institutional trustee exercises sole voting and investment power, and as to which Mr. Baker, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership. Mr. Baker’s shares also include 1,666 shares of restricted stock granted pursuant to the Company’s Stock Incentive Plan, and 6,395 shares issued under the Company’s share purchase plan (see “Directors Fees” for a discussion of these shares.)

(6)	See Note (4) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Cockrell’s beneficial ownership.

(7)	Less than 1%.
Principal Occupations and Certain Directorships
     The following paragraphs identify the principal occupations of all continuing directors and nominees of the Company and directorships they hold in other companies with securities registered with the Securities and Exchange Commission. Except as otherwise indicated, each director has served for at least five years in the position shown.
     John H. Baker, III has been the sole proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, since 1968.
     Fred Banks, Jr. has been a partner in the General Litigation Group in the Jackson, Mississippi office of the law firm of Phelps Dunbar LLP since 2001. Since 2008, he has been a non-equity senior partner with that firm. From 1991 to 2001, he was a Justice of the Mississippi Supreme Court, and at the time of his retirement from the court in 2001, he was serving as Presiding Justice. Prior to serving on the Mississippi Supreme Court, Mr. Banks served as a Circuit Judge in Hinds and Yazoo Counties, Mississippi for six years. From 1976 until 1985, he served in the Mississippi House of Representatives.
     John Bierbusse was employed by Duff and Phelps, Inc. from 1981 to 1987, and by A.G. Edwards from 1987 to 2004. Mr. Bierbusse served as Assistant Manager, Securities Research between 1999 and 2002 at A.G. Edwards, and as Manager, Research Administration from 2002 until his retirement in 2004. Mr. Bierbusse served on the New York Stock Exchange’s Series 16 Test Committee from 2002 to 2007 and on the New York Stock Exchange’s Research Analyst Qualification Examination Committee from 2003 to 2007. Mr. Bierbusse has been a Chartered Financial Analyst since 1987, and is currently retired.
     Lampkin Butts served from 1996 to 2004 as Vice President-Sales for the Company. On October 21, 2004, Mr. Butts was elected President and Chief Operating Officer of the Company. Mr. Butts is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Mike Cockrell has served, since 1993, as Treasurer and Chief Financial Officer for the Company. Prior to 1993, Mr. Cockrell was a shareholder and member of the law firm Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi. Mr. Cockrell is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Toni D. Cooley has served as president of Systems Consultants Associates, Inc., a management training and consulting firm established with the express purpose of assisting Jackson, Mississippi-based minority firms with capacity building, since 1993. Ms. Cooley has also been president of Systems Electro Coating, LLC, a tier one supplier to Nissan of electro coated frames and other vehicle components, since 2001. Ms. Cooley is also co-owner of Systems IT, Inc., a new horizon computer learning center in Jackson, Mississippi. From 1992 to 1993, Ms. Cooley worked as an International Contract Administrator for the international sales team of the former Turner Broadcasting Systems.

     Beverly Hogan has served, since May 2002, as President of Tougaloo College in Jackson, Mississippi. Prior to becoming President of Tougaloo College, Ms. Hogan served for one year as Interim President. Prior to that, she served for ten years as a Commissioner for the Mississippi Workers Compensation Commission.
     Robert C. Khayat served as the Chancellor of the University of Mississippi from July 1995 until his retirement in July 2009. Prior to that time he served the University in various capacities, including as professor of law at the University of Mississippi School of Law from 1982 to 1995. Mr. Khayat served on the Board of Directors of Mississippi Power Company, a subsidiary of The Southern Company, and Mississippi Valley Title Insurance Company, until his retirement from both boards in 2009.
     Phil K. Livingston served as President and Chief Executive Officer of Citizens National Bancshares, Inc. in Hammond, Louisiana, from its organization in 1983, until its merger into Deposit Guaranty Corporation on May 19, 1995. Mr. Livingston retired in 1998, but served as a banking consultant to AmSouth Corporation from his retirement until 2001.
     Dianne Mooney served as Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. She founded Southern Living at Home in 1999. Prior to that time, she was an employee of Southern Progress Corporation for over thirty years in various positions, including Vice President of Business Development and Vice President of Custom Publishing. Southern Progress Corporation is a division of Time, Inc.
     Gail Jones Pittman has served, since its founding in 1979, as Chief Executive Officer of Gail Pittman, Inc., an entrepreneurial business creating individually hand-painted, semi-vitreous china dinnerware and home accessories. It is located in Ridgeland, Mississippi.
     Charles W. Ritter, Jr. served, from 1967 to 2002, as President and a Director of the Attala Company, which is principally engaged in the business of milling and selling feed and corn meal. He now serves as a management consultant to the Attala Company. He has also served as President of JRS, Inc., a family owned real estate investment firm, since 1973. Mr. Ritter is a director of First M & F Corp. and Merchants & Farmers Bank, Kosciusko, Mississippi, and chairs the audit committee of First M & F Corp.’s Board of Directors.
     Joe F. Sanderson, Jr. served as President of the Company from November 1, 1989 to October 21, 2004, and has served as Chief Executive Officer since November 1, 1989 and as Chairman of the Board of Directors since January 8, 1998. Mr. Sanderson continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Mr. Sanderson is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Rowan H. Taylor served as President of Mississippi Valley Title Insurance Company from 1975 until 1989, and as Chairman of the Board and Chief Executive Officer of that company from 1989 until 1992. Until December 1, 2001, Mr. Taylor served as counsel to the Jackson, Mississippi law firm of Alston & Jones. Mr. Taylor served as an advisory director of Trustmark Corporation and Trustmark National Bank located in Jackson, Mississippi until his retirement from such position in 1995, and served as counsel for First American Title Insurance Company of Santa Ana, California until his retirement in 2002.

CORPORATE GOVERNANCE
Director Independence
     Our Board of Directors has determined that the following directors are “independent” under the listing standards of The Nasdaq Stock Market: Ms. Cooley, Ms. Hogan, Ms. Mooney, Ms. Pittman, and Messrs. Baker, Banks, Khayat, Livingston, Ritter and Taylor.
Leadership Structure
     In 2009, the Board of Directors amended our By-Laws to create the position of a Lead Director, to be filled at any time the Chairman of the Board is also an officer of the Company. The Lead Director must be independent and is appointed by the other independent directors for a one-year term. He or she is responsible for:
•	presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board of Directors in preparation for meetings of the Board of Directors;

•	approving agendas for meetings of the Board of Directors and meeting schedules to ensure that there is sufficient time for discussion of all agenda items; and

•	being available for communications with the corporation’s stockholders.
     The Lead Director also has the authority to call meetings of the independent directors.
     The independent directors appointed Phil K. Livingston as the Company’s first Lead Director.
     The Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Lead Director role helps to ensure greater communication between management and the independent directors. It also increases the independent directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.
Board Meetings and Committees of the Board
     During our 2009 fiscal year, the Board of Directors held ten meetings, five of which were telephonic meetings. The Board of Directors strongly encourages all directors to attend the Company’s annual meetings of stockholders, and all directors attended the 2009 Annual Meeting. The Board of Directors has appointed three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of these committees is “independent” under the listing standards of The Nasdaq Stock Market. Every incumbent director attended at least 75% of the total of (i) all of the Board of Directors meetings held during the period for which he or she was a director and (ii) all of the meetings held by the committees of the Board on which he or she served (during the period in which he or she served).
     The current charter of each committee of the Board of Directors is available in the “Investor Relations” section of our website at www.sandersonfarms.com.
Nominating and Governance Committee
     The members of the Nominating and Governance Committee are Ms. Hogan and Ms. Mooney (Vice Chair) and Messrs. Banks (Chair), Livingston, Ritter and Taylor. The committee considers all director candidates recommended for election to the Board of Directors. It also recommends all compensation paid to our non-employee directors, leads the Board in its annual self-evaluation and from time to time makes recommendations concerning our corporate governance policies. In fiscal 2009, the Committee held four meetings.

     As noted above, the Nominating and Governance Committee considers potential nominees for director proposed by its members, members of the Board of Directors, our stockholders or management. Stockholders who are not also members of our Board of Directors or management should submit notice of their proposed nominees for director in writing to the Nominating and Governance Committee at the Company’s general offices. That address is Post Office Box 988, Laurel, Mississippi 39441.
     Stockholders should include the following information in their written notice:
•	The stockholder’s name and address;

•	A representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of such beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;

•	The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;

•	Such other information regarding each proposed nominee that the stockholder wishes the Nominating and Governance Committee to consider;

•	The consent of each proposed nominee to serve as director of the Company if elected; and

•	A representation signed by each proposed nominee that states that such proposed nominee meets all of the qualifications set forth in Article IV of our bylaws, which requires that directors must be at least 21 years old and citizens of the United States.
     Persons wishing to propose nominees for consideration at our annual meeting of stockholders must submit notice of their proposed nominee to the Nominating and Governance Committee no later than September 15 of the year prior to the annual meeting.
     Anyone proposing nominees to the Nominating and Governance Committee should consider the minimum qualifications, skills and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as follows:
•	significant business experience in production, preferably related to agriculture, or in marketing, finance, accounting or other professional disciplines;

•	prominence and a highly respected reputation in his or her profession;

•	a global business and social perspective;

•	a proven record of honest and ethical conduct, personal integrity and good judgment;

•	concern for the long-term interests of our stockholders; and

•	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.
     The Nominating and Governance Committee may interview candidates for nomination for election as director who are not incumbent directors. The Nominating and Governance Committee may elect to invite members of our management to participate in the interviews. When all interviews are complete, the Nominating and Governance Committee votes to determine a slate of nominees to be submitted to the Board of Directors. The Nominating and Governance Committee uses the same process to evaluate potential nominees proposed by stockholders as it uses to evaluate any other potential nominee.
     Nothing in the committee’s polices will prevent a stockholder from nominating persons for election as directors from the floor at any annual or special meeting of stockholders called for that purpose by following the advance notification procedures set forth in Article III of our bylaws. These procedures are described under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Audit Committee
     The members of the Audit Committee are Ms. Pittman and Ms. Mooney and Messrs. Baker (Vice Chair), Khayat, Livingston, and Ritter (Chair). The committee, among other things, appoints or replaces the independent auditors, reviews the scope of the independent auditors’ audit, reviews our major accounting and financial reporting policies and practices and systems for compliance with applicable statutes and regulations, and reviews our internal auditing functions. The Audit Committee held ten meetings during fiscal 2009, five of which were telephonic meetings.
Audit Committee Report
     To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (SEC), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.
     The Audit Committee has reviewed and discussed the audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the independent auditor to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the independent accountants the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2009 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.
The Audit Committee:

John H. Baker, III (Vice Chair)
Robert Khayat
Phil K. Livingston
Dianne Mooney
Gail J. Pittman
Charles W. Ritter, Jr. (Chair)
Compensation Committee; Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee are Ms. Cooley, Ms. Hogan, Ms. Pittman (Vice Chair) and Messrs. Baker, Khayat, Livingston (Chair), Ritter and Taylor. The committee determines the philosophy, components, levels and terms of our executive compensation. In fiscal 2009, the Compensation Committee the Committee held seven meetings, three of which were telephonic.
     The committee’s processes and procedures for the consideration and determination of executive pay, as well as the role of management and outside consultants in that process, are more fully described in the “EXECUTIVE COMPENSATION” section, below.
     The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.
     During fiscal 2009, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the committee is a former officer of the Company. In addition, during fiscal 2009, none of our executive officers served on the board of directors of any entity whose directors or officers served on our board of directors.

Communications Between Stockholders and the Board of Directors
     The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:
Internal Audit Department
Sanderson Farms, Inc.
P. O. Box 988
Laurel, MS 39441-0988
     Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of The NASDAQ Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.
     We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.
Review and Approval of Certain Transactions
     The Audit Committee’s charter charges it with reviewing on an on-going basis certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC. The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting or other advisors to advise it in this process. During our 2009 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of written information provided by these persons, our officers, directors and greater than 10% stockholders are in compliance with all Section 16(a) filing requirements.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Executive Summary
     This Compensation Discussion and Analysis (CD&A) describes our compensation philosophies, factors considered in developing our compensation packages and the decision-making process followed in setting compensation for our Named Executive Officers during our 2009 fiscal year. It should be read in conjunction with the tables and accompanying narratives that follow. Other than our principal executive officer and principal financial officer, there are only two individuals at our Company who meet the definition of “executive officer” under SEC rules, and therefore our four executive officers are our only “Named Executive Officers” under the SEC’s proxy statement rules. They are:
•	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

•	Lampkin Butts, President and Chief Operating Officer (COO);

•	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

•	James A. Grimes, Secretary and Controller (Secretary).

     The goal of this CD&A is to describe our executive compensation philosophies and programs with transparency and clarity. Our Compensation Committee met several times during the year and retained Watson Wyatt & Company as its independent executive compensation consultant. We believe that our executive compensation programs reflect our Company’s philosophy and are effective in retaining and motivating our current executives. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates, should the need arise.
     Sanderson Farms has had a pay-for-performance culture since its early days. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if performance so warrants. In addition to base salary, we offer our Named Executive Officers the opportunity to earn an annual bonus if certain performance goals are met, and we also grant long-term incentives to our Named Executive Officers to align their pay with the long-term success of our Company. To date, our long-term incentives have been primarily performance-based, but also have a time-based element to assist us in retaining our management team. We encourage our Named Executive Officers, other members of management and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns them with our stockholders.
     We use a peer group and appropriate published surveys (based on appropriate industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets as a general guide, along with a multitude of other factors, in setting our pay opportunity. However, with above-target performance, our Named Executive Officers can earn above-market pay.
     For purposes of our annual bonus award plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted weekly by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the Named Executive Officers.
     In fiscal 2009, market conditions experienced in our industry improved significantly over fiscal 2008, and we paid bonuses under the bonus award plan for 2009 equal to almost 50% of the maximum bonus opportunity. We paid no bonuses for fiscal 2008.
     There are three long-term performance share cycles currently in place under our long-term performance share plans, and the payouts, if achieved, will occur at the end of fiscal 2010, 2011 and 2012.
     We expect top-level performance from our management team over the long term, even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the Committee has established for our performance-based awards have been historically very challenging to achieve. Indeed, none of the performance shares we have granted have ever been earned, and we do not currently expect performance shares granted for fiscal 2008 to be earned. Nevertheless, even in years for which we have incurred a net loss, our Company has still performed better than our peers. The Committee has considered these factors in evaluating our compensation plans and has made adjustments to the plans or discretionary awards, described further below, to take into account our strong performance relative to the industry and our significant Company growth.
     Finally, our CEO, at his request, received no equity awards under the long-term incentive program from its inception through our 2009 fiscal year. The CEO requested that he be considered for long-term incentive awards for the 2010 fiscal year.
     Principles and Objectives of the Executive Compensation Program
     The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee works hard to structure compensation packages that create incentives for our executives to maximize stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales and return on equity. Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on our stockholders.
     We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.
     Management, the Board of Directors and the Compensation Committee recognize that our business is cyclical and seasonal, and often times the level of profitability we achieve is significantly influenced by factors beyond our control. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our peers permeates our overall compensation plans and philosophy.
     The Committee intends to continue its strategy of employing compensation programs that emphasize performance-based incentive compensation. We have structured our executive compensation packages with an understanding of the cyclical nature of our business, and in an effort to achieve an appropriate balance between our short and long-term performance, and also a balance of emphasis between our operational performance versus the industry and our financial performance on the one hand, and stockholder return on the other.
     As discussed above, our business is primarily driven by the performance of the commodities markets, specifically the markets for fresh chicken, corn and soybean meal. These markets are external to our business and therefore the Committee does not believe that our performance-based compensation promotes excessive or inappropriate risk-taking by our management. Likewise, our performance-based compensation programs do not encourage excessive risk-taking by individual employees or business units because the criteria underlying the plans are uniform for all participants, regardless of their seniority or division in our Company.
     Benchmarking and Competitive Analyses
     The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from companies of appropriate size and industry (although the survey data does not specifically identify contributing companies). The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, industry, geographic location and/or performance. Beginning with fiscal 2008, the Committee also used data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups was based on the research of Watson Wyatt, with input from the Committee, the CEO, and the CFO.
     The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal years 2009 and 2010 are shown below:
2009 Peer Group

Brown-Forman	Lance
Cal-Maine Foods	M&F Worldwide
Central Garden & Pet Company	McCormick
Del Monte Foods	Oxford Industries
Flowers Foods	Ralcorp Holdings
Hain Celestial Group	Seaboard
Imperial Sugar	Seneca Foods
JM Smucker	Treehouse Foods
Lancaster Colony	United Natural Foods

2009 Reference Group

Hormel	Smithfield Foods
Pilgrim’s Pride	Tyson Foods
2010 Peer Group

Brown-Forman	M&F Worldwide
Cal-Maine Foods	McCormick
Central Garden & Pet Company	Oxford Industries
Del Monte Foods	Ralcorp Holdings
Flowers Foods	Seaboard
Hain Celestial Group	Seneca Foods
JM Smucker	Treehouse Foods
Lancaster Colony	United Natural Foods
Lance
2010 Reference Group

Hormel	Tyson Foods
Smithfield Foods
     The Compensation Committee Process and the Role of Management and Compensation Consultants
     Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to effectively carry out its responsibilities, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken in the past few years include:
•	Retained an independent compensation consultant, Watson Wyatt & Company, to advise on executive and director compensation issues.

•	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present; and

•	Made significant changes to our executive and director compensation programs, including:
•	Established a peer group for primary comparisons of the level and structure of executive and director pay;

•	Established a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);

•	Developed a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value;

•	Implemented incentive programs to promote increased Company stock ownership by management and non-employee directors;

•	Instituted share ownership guidelines for both management and non-employee directors;

•	Undertaken a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards, company and industry performance and individual merit;

•	Designed our equity incentive plans to be competitive with market levels; and

•	Brought the mix of the CEO’s cash compensation closer to marketplace standards by increasing his maximum performance-based bonus award opportunity from 100% to 150% of his base salary.
     The Committee has the sole authority to retain or terminate Watson Wyatt (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. The Committee engages Watson Wyatt from time to time to review particular compensation questions at issue. Typically, the Committee chairman meets with representatives from Watson Wyatt at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Watson Wyatt will undertake. The CFO is generally present for those meetings as a liaison with management, and Watson Wyatt uses the CFO to gather internal information necessary for its work. The Committee chairman also corresponds with Watson Wyatt directly during an engagement as questions arise. Because the CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management, the Committee or its chairman may also meet privately with the CEO to inform him of the Committee’s thinking on any particular issue and to get his feedback and recommendations. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Watson Wyatt or the Committee if he chooses, he is usually not directly involved in the Committee’s decision-making process or in meetings with Watson Wyatt.
     When compensation questions arise for the Committee’s consideration, management is generally present for Watson Wyatt’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, management is ultimately excused from the meeting to permit the Committee to meet with Watson Wyatt and legal and accounting advisors in executive session and to vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other Named Executive Officers, but he is excused from the deliberations and vote on his own compensation.
     We retained Watson Wyatt in 2006 to review our overall pay structure for our salaried employees and in January 2008 to review the compensation of the Company’s executive committee (a management committee, not a committee of the Board). The Committee and the Board pre-approved each of those engagements. In December 2009, the Committee retained Watson Wyatt to perform a limited review of the salary ranges of selected salaried employees. The Board or the Nominating and Governance Committee have also retained Watson Wyatt periodically, most recently in September 2009, to review the compensation of our outside directors. The Committee will take measures to ensure that any future engagement of Watson Wyatt by our Company does not impair Watson Wyatt’s independence.
     Elements of Executive Compensation
     The compensation of our executive officers consists of the following elements:
•	Base Salary

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards, including:
•	Restricted Stock

•	Performance Shares

•	Management Share Purchase Rights
•	In-Service and Post-Employment Benefits

•	Perquisites
     The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding outstanding performance. The Committee also considers how our executive pay compares to the peer and reference companies and to similar positions included in published survey data, with respect to both levels and components of total pay. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market and inefficiencies stemming from our significant internal growth. This is discussed in more detail below.
     The CEO’s total compensation, as reported in the Summary Compensation Table below, was approximately 189% and 299%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 325% and 206%, respectively, higher than the Secretary’s for the same reasons. In addition, because the CEO, COO and Secretary are nearer to retirement age than the CFO, the values shown in the Summary Compensation Table as of October 31, 2009 of the CEO’s, COO’s and Secretary’s restricted stock, which vests upon an officer’s retirement, is proportionally greater than that of the CFO.

     In 2009, we entered into employment agreements with the CEO, the COO and the CFO. Among other benefits, the agreements provide for a severance payment to be paid to the officers if:
•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.
     The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:
•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.
     The Committee believes these benefits are important officer retention tools that will protect the Company and its stockholders against an unexpected departure of our most senior management. In addition, the commitment to pay severance is counterbalanced by an agreement from the officers not to disclose confidential information about us during and after their employment, and not to engage in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance. The Committee also believed it was crucial to structure the agreements so that, except in the case of a change in control, the officers will not be paid severance if they are terminated for poor performance. In the context of a change in control, the severance is not payable unless the officer is subsequently terminated without cause. This is sometimes referred to as a “double trigger.” In the case of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that they will be arbitrarily terminated by new management without any economic protection after the change of control is complete.
     The agreements are discussed further below in the narrative following the table entitled, “Grants of Plan-Based Awards.”
     Base Salaries
     Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the Named Executive Officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans and our current ability to pay.
     For fiscal year 2009, the CEO received a 14% salary increase, the COO and the CFO received a 10% salary increase and the Secretary received an 8% salary increase. In determining these increases, the Committee took note of a general 4% cost of living adjustment made to the salaries of all other salaried employees of the Company, as well as each executive’s individual performance.
     The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.
     Annual Cash Bonus Awards
     We maintain a non-discretionary bonus award plan under which our salaried employees, including the Named Executive Officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (“Bonus Award Program”). These awards are designed to reward short-term performance and the achievement of designated operational results. The total award a participant can receive has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.

     The earnings per share targets established under the Bonus Award Program are set each year, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 15 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher to reflect our increased earnings capacity. We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability, due to factors such as the cyclical nature of the industry, external forces that influence profitability that are beyond the control of management, and our significant internal growth in recent years and resulting short term inefficiencies. Therefore, unless we achieve at least an 8% return on average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.
     Generally, earnings per share targets are established by reference to our earnings per pound of poultry products sold during years of significant profitability. That is, our rate of earnings per pound in high performing years is applied to pounds we expect to produce and sell in the coming year. We also consider our five-year average return on sales and what earnings level would result in an acceptable return on average equity. Through this exercise, we establish a dollar earnings target that is then translated into an earnings per share target for purposes of the Bonus Award Program. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it attempts to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve these aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. Unless we operate in the top 30% of the industry in terms of operating profit per head of chickens sold, no operational awards are made. For participants to earn the top bonus, we must operate in the top 10% of the industry.
     The following table shows, for fiscal 2009, the percentage of base salary that the Named Executive Officers were eligible to receive from each component of the bonus award:
2009 Bonus Award Opportunities

		Bonus Opportunity as
	Bonus Opportunity as	Percentage of Base
	Percentage of Base	Salary from
	Salary from EPS	Operational
Position	Component	Component
CEO	75%	75%
COO, CFO	50%	50%
Secretary	25%	25%

     The following table shows, for fiscal 2009, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned:
2009 Bonus Awards — EPS Component

Percentage of EPS-
Per Share Return*	Based Award
$4.31	100.0%
$4.26	95.0%
$4.20	90.0%
$4.15	85.0%
$4.09	80.0%
$4.03	75.0%
$3.98	70.0%
$3.92	65.0%
$3.87	60.0%
$3.81	55.0%
$3.76	50.0%
$3.70	45.0%
$3.65	40.0%
$3.59	35.0%
$3.53	30.0%
$3.48	25.0%
$3.42	20.0%
$3.37	15.0%
$3.31	10.0%
$3.26	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations. The per share return targets were calculated assuming 20,269,408 diluted shares outstanding.
     The earnings per share component of the bonus award program is based on our net income net of the bonus. Our fiscal 2009 net earnings, after taking into account bonus accruals we made at the 65% bonus level, were $3.99 per share, which would normally indicate a 70% bonus payout. However, the additional 5% bonus accrual required would have reduced net income below $3.98 per share, which was the threshold for the 65% award. Therefore, the Named Executive Officers received 65% of the portion of their total bonus award that is based on earnings per share.
     The following table shows, for fiscal 2009, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned:
2009 Bonus Awards — Operational Performance Component

Percentage of
Operational
Performance-Based
Agristats Ranking	Award
1	100%
2	100%
3	100%
4	66 2/3%
5	66 2/3%
6	33 1/3%
7	33 1/3%
     For 2009, the Named Executive Officers received 33 1/3% of the portion of their total bonus award that is derived from operational performance.

     The following table shows, for the 2009 fiscal year, the maximum percentages of base salary that the Named Executive Officers could have received under the Bonus Award Program, the percentage actually received based on the Company’s actual 2009 performance and the dollar amount of actual awards. The actual cash awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis. For fiscal 2009, the Company’s actual performance reflected a high level of difficulty for the Bonus Award Program participants given the volatility of the market for the Company’s feed ingredients, general economic conditions affecting demand and pricing of fresh chicken and inefficiencies we experienced due to the ramping up of production at our new Waco complex.
2009 Bonus Award Payments

	Maximum Bonus Award	Percentage of Base
	Opportunity as a	Salary Actually
	Percentage of Base	Earned under Bonus	Dollar Amount of
Position	Salary	Award Program	Actual Awards
CEO	150%	73.75%	$860,288
COO	100%	49.17%	285,157
CFO	100%	49.17%	244,342
Secretary	50%	24.58%	57,787
     Each January, the Committee reviews and reconsiders the Bonus Award Program, the maximum bonus opportunities, the performance criteria under the program and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.
     The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. Once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. Bonuses earned for a completed fiscal year are usually paid in December following the fiscal year.
     Long-Term Equity Incentive Awards
     Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the Named Executive Officers each October, after its annual evaluation of executive pay. The awards, if made, usually become effective in November at the start of the Company’s new fiscal year.
     Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights and other stock-based awards. Since its inception in 2005, awards to the Named Executive Officers under the plan have consisted of restricted stock, performance shares and management share purchase rights.
     When the Board of Directors adopted the Stock Incentive Plan, Watson Wyatt recommended that the Board of Directors grant performance shares to executives every year, and grant a combination of performance shares and restricted stock every other year. This combination helped ensure a predominance of performance-based awards while aiding in the retention of management with time-based vesting awards.
     The Committee, with input from Watson Wyatt, has made specific grants by comparing the executive’s current long-term incentive levels with the market range established by published survey and peer proxy data. Based on market studies, it has then identified a typical multiple of the average base salary for the individual’s management level that his or her long-term incentives should represent. For the fiscal 2007 and 2008 incentive awards, the Committee identified the typical long-term incentive multiple to be 130% for the COO and CFO and 50% for the Secretary. For fiscal 2009, the multiple was 135% for the COO and CFO and 50% for the Secretary. The CEO’s multiple was 240% in 2007, 205% in 2008 and 250% in 2009, but he declined to participate in the program during those years, requesting instead that the Board permit him to have additional vacation time.

     For fiscal 2010, the CEO asked to be considered for equity-based awards. The Committee used multiples for fiscal 2010 compensation of 120% for each of the CEO, COO and CFO, and 40% for the Secretary. (The CEO’s multiple was half of the 240% that Watson Wyatt identified as typical for the market, in light of his receipt of additional vacation time in lieu of equity awards in prior years.) This calculation yields a target annual long-term incentive award level that is then converted into a recommended number of shares to be awarded using the approximate stock price quoted on Nasdaq at that time. As discussed above, the Committee also bases its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders.
     Every other year, the Committee allocated the total recommended share award between performance shares and restricted stock. Awards to the COO and CFO were weighted more heavily toward performance shares than restricted stock, at a ratio of 75% to 25%, because those officers have more influence over the Company’s overall performance that other participants in the plan. The Secretary’s awards were generally allocated 65% to performance shares and 35% to restricted stock.
     However, because they were based on very aggressive performance targets, the first two cycles of performance shares granted by the Company were not earned, and management expects that the performance shares granted for the 2008 fiscal year will likewise not be earned. As a result, in October 2008, the Committee asked management and Watson Wyatt to review the performance share targets to determine whether or not the targets should be modified or whether future long term incentive awards should be structured differently. Based on their findings, the Committee made the following adjustments to the long-term incentive program in January 2009:
•	The Committee determined to grant an equal number of performance shares and shares of restricted stock each year for future awards to all program participants, instead of granting restricted stock only every other year and instead of weighing awards more heavily to performance shares.

•	The Committee changed the method by which the performance criteria are calculated, and changed the length of the performance cycle for future performance shares awards from three years to two, as discussed more fully below.
     All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and fully or partially vested upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.
•	Restricted Stock
     Shares of restricted stock are a promise to pay to the recipients actual shares of Sanderson Farms stock at the end of a vesting period when the restrictions lapse. The COO, CFO and Secretary and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in January 2009 for the 2009 fiscal year. These shares vest, in general, on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     Recipients of restricted stock have all the rights of a stockholder of the Company, including the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, all dividends paid on such stock must be returned to the Company, and the shares are cancelled.
•	Performance Shares
     Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The COO, CFO, Secretary and certain other salaried employees received performance share grants as part of their long-term incentive awards in January 2009. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over a multi-year period following the grant, as long as the holder remains continuously employed by us until the end of the performance period and any additional holding period. The length of the performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle.
     Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives.
     The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is not subject to the discretion of the Committee or the Board.
     Performance share awards are made in a target amount of shares based on our average return on equity (which we call ROE) and a target amount based on our average return on sales (which we call ROS). The award establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period.
     Over time, it became clear that the performance goals that had been established for fiscal 2006, 2007 and 2008 awards were too demanding and would not result in competitive compensation levels over a multi-year period, even considering adjustments to the program that the Committee made for the 2008 awards. Therefore, after study by both management and Watson Wyatt, the Committee made the following additional adjustments to the performance share awards granted in January 2009 for the 2009 fiscal year:
•	The performance goals were determined by averaging ROE and ROS historically over 18 two-year periods, rather than using three-year figures.

•	The performance period was also shortened from three years to two, but there is an additional one year holding period before earned shares are paid.
     As a result, the performance criteria for fiscal 2009 awards were structured as follows:
2009 Performance Share Criteria

		Threshold	Target	Maximum
Measure	Weight	(50% Payout)	(100% Payout)	(200% Payout)
ROE	50%	10.1%	12.77%	20.64%
ROS	50%	3.37%	3.93%	5.23%
     If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares received will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of the applicable target award.
     The threshold level represents our median performance over the course of the historical 18 two-year periods. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. Average ROE is equal to the mathematical average of the net return on average equity for each of the two years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the two years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.

     Using the same methodology, the performance criteria for the fiscal 2010 awards were established as follows:
2010 Performance Share Criteria

		Threshold	Target	Maximum
Measure	Weight	(50% Payout)	(100% Payout)	(200% Payout)
ROE	50%	9.7%	11.0%	20.6%
ROS	50%	3.0%	3.5%	4.7%
     Management and Watson Wyatt believe that the adjustments to the program, along with the change in the mix of performance shares and restricted stock to an annual 50-50 ratio, will cause the long term-equity incentive plan to be more competitive with market standards, but will maintain a very demanding performance-oriented focus that is part of our Company culture.
     The performance share agreements and Bonus Award Program do not provide for the adjustment or recovery of an award or payout under those programs in the event that the performance measures on which they are based are restated or adjusted in a manner that would reduce the size of an award or payout.
•	Management Share Purchase Rights
     Under our Management Share Purchase Plan, executive officers and other key employees may defer up to 15% of their annual base salaries and up to 75% of their bonuses earned under the Bonus Award Program for the purchase of restricted stock at current market price. The Company matches 25% of the employee’s contribution to the plan to purchase additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. In fiscal 2009, the COO was the only Named Executive Officer to participate in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.
     In-Service and Post-Employment Benefits
     As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the Named Executive Officers participates in the plan on the same basis as all of our other employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years, and on October 31, 2009, we contributed $6.0 million to the plan.
     We also sponsor a 401(k) retirement plan that is available to all of our employees after one year of service. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan on a pre-tax basis through payroll deductions. We began matching employee contributions to the plan in 2000, and will match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not an investment option under the plan.
     We also provide other benefits such as medical, dental and long-term/short-term disability (up to 66 2/3% of salary not exceeding $270,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees who participate in our health plan. The death benefit under these policies equals the employee’s annual salary, up to a maximum of $100,000 and a minimum of $50,000. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.
     In 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the date that he has received five years of payments or his 70th birthday, whichever occurs first. This is the same benefit that is provided to all participants in our long term disability plan. However, the Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled at the time the supplemental plan was adopted, in a benefit to him of only 26% of his then current salary. The employment agreements that the Company entered into with the COO and CFO in 2009 made those officers participants in the supplemental plan.

     The Company’s portion of the cost of health benefits provided in the 2009 fiscal year for the Named Executive Officers was as follows:
2009 Benefits

Cost to Company of Active
Officer	Health Benefits
CEO	$7,079
COO	$7,079
CFO	$7,079
Secretary	$7,079
     The 401(k) contribution and the payment of life insurance premiums is ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.
     All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.
     In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. However, the employment agreements we entered into with the CEO, COO and CFO in 2009 provide that we will continue to make base salary payments to their designated beneficiary or estate for a period of one year from the date of the officer’s death.
     Perquisites
     We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the Named Executive Officers’ spouses to accompany them on the corporate aircraft. We also reimbursed the CEO for the cost of the preparation of his annual income tax return during 2007 and 2009, although the practice will be discontinued going forward. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.
     Stock Ownership Guidelines
     In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our management, in an effort to encourage increased ownership of our Company by key employees. In 2008, Watson Wyatt reviewed the guidelines and advised the Committee that they continue to be appropriate. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage directors and officers to hold purchased shares and vested option shares, restricted stock and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned or unearned performance shares. The guidelines are based on a multiple of base salary at 2005 levels, and are set forth in the table below. All of our Named Executive Officers and directors have exceeded the guidelines below.
Stock Ownership Guidelines

	Average Base	Desired	Number of
	Salary or	Ownership	Shares (assuming
Position	Director’s Fee	Multiple	$45 per share)[1]
CEO	$800,000	6	107,000
COO, CFO	$300,000	4	27,000
Secretary	$170,000	3	11,000

[1]	In setting ownership guidelines in 2004, the committee used $45 per share, which was the share price at the time. The numbers were rounded to the nearest one thousand shares.

     See the section entitled “Director Compensation,” below, for a discussion of stock ownership guidelines applicable to directors.
     It is Sanderson Farms’ policy that our directors and all employees, including the Named Executive Officers, not trade their Sanderson Farms stock, other than shares underlying options, on a short-term basis (i.e., shares must be held for a minimum of six months). Additionally, employees and directors may not purchase Sanderson Farms stock on margin, nor may they buy or sell put or call options linked to Sanderson Farms stock.
     Tax and Accounting Considerations
     For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO, CFO, COO and Secretary, unless that compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Some of the components of our executive compensation, such as the Bonus Award Program and certain awards that we could make under the Stock Incentive Plan, may not qualify as “performance-based compensation.” For example, while the Committee believes that the goals established under the Bonus Award Program are performance-based, Section 162(m) of the Code requires that the Program be approved by our stockholders to meet the definition of “performance-based” and thus make the awards deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it may from time to time make awards that do not meet the Code’s definition of “performance-based compensation” and that would result upon vesting in the recognition of income to an employee in a taxable year greater than $1 million, resulting in a loss of the deduction. We do not anticipate, however, that compensation paid to any employee under the Company’s compensation programs now in effect, or under the Stock Incentive Plan, will result in a loss of material tax deductions.
     In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.
     Evaluation of Executive Performance in Fiscal 2009
     In evaluating the performance of the individual Named Executive Officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other Named Executive Officers with the input of the CEO.

      In 2008, the Committee and the Board based their decisions for fiscal 2009 compensation on the assessment of the Company’s fiscal 2008 performance and the Named Executive Officers’ objectives and strategies, as follows:
•	We successfully started up our new Waco, Texas facility and ramped up that plant’s production to 88% capacity as of October 2008.

•	During a period of challenging and unprecedented market conditions involving high grain costs, an oversupply of fresh chicken and weak consumer demand, we minimized our losses significantly as compared with our peers.

•	The officers completed the detailed due diligence necessary to locate a new poultry complex in North Carolina, and received Board of Directors approval for the new complex after a complete and thorough presentation on the Company’s strategic plan. After detailed study and analysis, management made the strategic recommendation that we delay construction of the new complex.

•	Our CEO continued his exceptionally strong and pragmatic leadership of our company, focusing on long term strategy and inspiring confidence in the investment community by maintaining an open dialog with our stockholders, even during a period of extremely unfavorable market conditions.

•	Our COO led our successful effort to increase sales of our retail products; skillfully managed both our live production and processing operations, making those two operations among the least costly and most efficient in the industry; and played a key role in our grain purchasing strategy.

•	Our CFO continued to perform atypically in our Company, overseeing not only all aspects of our accounting practices, financial reporting, audit functions, investor relations, financial strategy and capital raising, but also playing a key role in our grain purchasing strategy and operational matters, as well as in legal affairs and risk management.

•	The CEO was pleased with the performance of the other senior officers and recommended the Committee award them substantial salary increases.

•	The Committee took into account the 4% cost of living adjustment that we awarded to all our salaried employees other than the Named Executive Officers, and Watson Wyatt’s recommendation that no extraordinary market adjustments for the Named Executive Officers’ compensation were needed for 2009.
      In 2009, the Committee considered the following factors in setting fiscal 2010 salaries:
•	We successfully ramped up production at our Waco, Texas facility to 100% capacity in the third quarter of fiscal 2009.

•	Although market conditions continued to be difficult, including improved, but still historically high grain costs, a continued oversupply of fresh chicken during much of the year, a weak national economy and consumer demand worse than even 2008 levels, we earned $3.99 per fully diluted share for the year, and had the highest quarterly earnings in our Company’s history of $2.09 per fully diluted share for our third fiscal quarter.

•	After detailed study and analysis, management recommended and the Board approved the resumption of the development of our new poultry complex in Kinston, North Carolina. As a result of the strategic delay that management recommended in June 2008, the cost of the project was reduced and resulted in $5.1 million of savings to the Company. The new plant will add 1.25 million head of chicken to our total processing volume and continues our plan of strategic growth.

•	We continued to outperform our peers, finishing in the top third of our industry as measured by Agristats, due primarily to our efficient, low-cost operations and the additional processing volume we gained from our new plants in Waco and Moultrie, Georgia.

•	Our CEO again demonstrated his exceptional leadership, highlighted by his vision for long term growth to build value for our stockholders. He continued to impress the investment community with his skill, including at our first ever investor conference held in October 2009.

•	Our COO led our successful effort to ramp up operations at our Waco plant to profitable levels more rapidly than our prior new plant start-ups, especially in light of hot weather conditions in Texas that typically result in lower bird weights.

•	Our CFO did an outstanding job of managing our balance sheet and continuing our conservative approach and favorable debt to capital ratio. In addition, he continues to have a variety of other important financial, operational and administrative responsibilities that are not typical for chief financial officers of public companies, as discussed above.

•	The CEO was pleased with the performance of the other senior officers and the Company’s performance overall.

•	The Committee took note of the CEO’s request that he be considered for long-term incentive awards, in contrast to prior years when he declined such awards.

•	The Committee also took into account Watson Wyatt’s recommendation that no extraordinary market adjustments for the Named Executive Officers’ compensation were needed for 2010.
      Based on the assessment detailed above, the Committee approved the following compensation for the Named Executive Officers for fiscal 2010.
Fiscal 2010 Compensation Actions

			Number
			of Shares	Grant		Grant Value of
			of	Value of	Number of	Target
		Percent	Restricted	Restricted	Performance	Performance
Position	Salary	Increase	Stock	Stock Awards	Shares	Share Awards
CEO	$1,213,152	4%	18,500	$711,140	18,500	$711,140
COO	$603,180	4%	8,500	$326,740	8,500	$326,740
CFO	$516,852	4%	8,500	$326,740	8,500	$326,740
Secretary	$244,476	4%	1,050	$40,362	1,050	$40,362
     Elements of compensation paid for the 2009 fiscal year are set forth in the Summary Compensation Table, below.
     Discretionary Restricted Stock Grant
     In evaluating management’s outstanding performance during fiscal 2009, the Committee determined that it would be appropriate and in the best interest of our stockholders to make a one-time, discretionary grant of restricted stock to participants in the long-term incentive program. The consensus of the Committee and its advisors was that the Company performed remarkably well under extraordinary circumstances in the poultry and grain markets and the national economy. Moreover, management was able to achieve that performance even given the inefficiencies that naturally resulted from the opening of our new Waco and Moultrie complexes and the start of construction of our new North Carolina complex.
     In light of these factors, in December 2009, the Committee approved a one-time grant of restricted stock for our management in an amount equal to 10% of the average base salary for an individual’s management level, divided by an assumed stock price of $38 per share, including for our Named Executive Officers as follows:
Discretionary Restricted Stock Grant

		Grant Value of
	Number of Shares	Restricted Stock
Position	of Restricted Stock	Awards
CEO	3,100	$130,014
COO	1,400	$58,716
CFO	1,400	$58,716
Secretary	530	$22,228
     Fifty percent of the shares granted vested immediately on the grant date. The remaining 50% vests on the first anniversary of the grant, so that the award will be fully vested on December 21, 2010.

     Director Compensation
     The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Watson Wyatt reviews and reassesses our director pay every other year and makes recommendations to the Nominating and Governance Committee. In fiscal 2009, our non-employee directors received cash fees for their service on the Board and its committees as set forth below:
Director Cash Fees

	Amount
Annual Stipend	$20,000
Each Board of Directors meeting attended	$6,000
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$10,000 annually
Received annually by other committee chairs	$6,000 annually

[1]	We also pay this fee to directors who join committee meetings by invitation, even though they are not committee members.
     Directors were also subject to a non-binding stock ownership guideline encouraging directors to own shares of our stock valued at ten times the annual director’s retainer of $20,000, or $200,000.
     Before October 2007, non-employee directors received a grant of 3,000 shares of restricted stock upon their election or reelection to the Board. Those shares generally vest upon the expiration of the director’s term if he or she served continuously on the Board through the vesting date. In October 2007, Watson Wyatt determined that our equity grants were below those paid by our peer group and below the market generally. They recommended that we make annual restricted stock grants to all outside directors, in an amount that would result in each director receiving a total of 5,000 shares every three years. The first annual grant was made following our 2009 annual meeting of stockholders. The restricted periods for each annual grant are staggered, so that all 5,000 shares would vest at once at the end of a director’s three year term. The new grant and vesting schedule will be phased in over a three year period.
     In October 2009, the Nominating and Governance Committee retained Watson Wyatt to review our director pay. Based on studies of the peer group and published surveys, Watson Wyatt determined that our director pay was below median market levels. The Nominating and Governance Committee recommended and the Board adopted Watson Wyatt’s recommendation that we make the following changes to directors’ pay:
•	Increase the annual cash retainer from $20,000 to $25,000.

•	Increase the Board meeting fee from $6,000 to $7,500.

•	Increase the number of restricted shares granted annually from 1,667 (or 5,000 shares over a three-year period) to 2,300 shares (or 6,900 shares over a three-year period), to target an approximately 60-40 equity and cash pay mix.

•	Reduce the stock ownership guideline to eight times the annual retainer to maintain a roughly $200,000 value guideline.
     Also in October 2009, the Nominating and Governance Committee recommended and the Board approved an annual allowance of up to $5,000 for outside directors to attend continuing education seminars related to corporate board of directors service and other topics relevant to the Company. The Nominating and Governance Committee must pre-approve the particular seminar requested by a director for reimbursement.
     In addition, in October 2009, the Nominating and Governance Committee recommended and the Board approved a special annual fee to be paid to the Lead Director in the amount of $15,000. This amount represents the median lead director fee for companies in our peer group as determined by Watson Wyatt, and the Nominating and Governance Committee believes that it is appropriate in light of additional time and responsibilities required of the Lead Director.

     Non-employee directors may participate in the Management Share Purchase Plan by deferring up to 100% of their director fees toward the purchase of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to purchase additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as he or she has served on the Board continuously through that date.
     Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.
     More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2010.
The Compensation Committee:

John H. Baker	Phil K. Livingston (Chair)
Toni D. Cooley	Gail Jones Pittman
Beverly Wade Hogan	Charles W. Ritter, Jr.
Robert C. Khayat	Rowan H. Taylor

Executive Compensation Tables
     The table below includes information about compensation paid to or earned by our Named Executive Officers for our fiscal years ended October 31, 2007, 2008 and 2009.
Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal				Awards[2]	Awards	Compensation[3]	Earnings	Compensation	Total
Position	Year	Salary ($)[1]	Bonus ($)	($)	($)	($)	($)	($)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	2009	1,166,496	—	1,172,352	—	860,288	—	118,785	3,317,921
	2008	1,023,240	—	891,200	—	0	—	141,586	2,056,026
	2007	927,200	—	891,200	—	649,040	—	83,433	2,550,873
Lampkin Butts, President and Chief Operating Officer	2009	579,984	—	842,552	—	285,157	—	44,959	1,752,652
	2008	527,256	—	192,749	—	0	—	35,475	755,480
	2007	477,690	—	322,266	—	222,922	—	34,659	1,057,537
Mike Cockrell, Treasurer and Chief Financial Officer	2009	496,968	—	328,893	—	244,342	—	40,063	1,110,666
	2008	451,788	—	84,397	—	0	—	27,864	564,049
	2007	409,442	—	196,844	—	191,073	—	26,806	824,165
James A. Grimes, Secretary	2009	235,068	—	224,131	—	57,787	—	21,696	538,682
	2008	217,656	—	96,745	—	0	—	13,259	326,660
	2007	203,414	—	122,349	—	47,463	—	19,795	393,021

[1]	Includes, for Messrs. Butts and Cockrell, $11,747 and $20,000, respectively, for fiscal 2007, 20,000 and 24,000, respectively, for fiscal 2008 and $24,000 and $4,000, respectively, for fiscal 2009 deferred to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.

[2]	This column reflects amounts recognized for financial statement reporting purposes for the applicable fiscal year.

[3]	Consists of amounts earned under the annual Bonus Award Program.

     The amounts included in the table above under “All Other Compensation” consist of the following:
All Other Compensation

								Amounts
			Dividends	401(k)		Term Life		Reimbursed
		Matching	Paid on	Matching	ESOP	Insurance		for the Payment of
		Charitable	Restricted	Contribution	Contribution	Premium	Perquisites[1]	Taxes[2]
Name	Year	Contributions	Stock	($)	($)	($)	($)	($)
Mr. Sanderson	2009	2,500	57,000	8,250	7,819	233	42,983	0
	2008	2,500	56,000	6,973	0	233	59,598	16,282
	2007	2,500	50,000	8,900	8,288	204	10,282	3,259

Mr. Butts	2009	2,500	23,158	9,429	7,819	233	1,820	0
	2008	2,500	21,393	8,470	0	233	2,797	82
	2007	2,500	12,138	8,900	8,288	204	2,629	0

Mr. Cockrell	2009	0	22,249	9,762	7,819	233	0	0
	2008	2,500	16,075	9,036	0	233	0	20
	2007	2,500	6,916	8,900	8,288	204	0	0

Mr. Grimes	2009	1,000	7,898	4,746	7,819	233	0	0
	2008	1,000	6,947	5,079	0	233	0	0
	2007	1,000	5,700	5,228	7,663	204	0	0

[1]	The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $9,016 for fiscal 2007, $58,607 for fiscal 2008, and $42,123 for fiscal 2009. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the spouses of Messrs. Sanderson and Butts while accompanying them on Company business of $1,266 and $2,437 respectively, for fiscal 2007, $991 and $2,797, respectively, for fiscal 2008 and $0 and $1,820, respectively, for fiscal 2009. The column also includes $650 and $860 for the preparation of Mr. Sanderson’s income tax return for fiscal 2007 and 2009. Also included in the column is $192 for a medical physical for Mr. Butts in fiscal 2007.

[2]	The Board of Directors has authorized personal use of Company aircraft by the CEO and his family, and prior to 2009, agreed to reimburse him for taxes owed as a result of such use. The Company also paid, prior to 2009, certain payroll related taxes when due related to other officers’ personal use of the aircraft in the case of family emergencies, but did not reimburse them for any income tax due as a result of such use. These amounts represent those reimbursements. Under IRS regulations, income may be earned and taxes owed by an officer even if the Company did not incur any aggregate incremental cost as a result of the officer’s personal travel.

Grants of Plan-Based Awards
2009

												Exercise
									All Other		All Other	or
									Stock Awards:		Option Awards:	Base	Grant Date
						Estimated Future Payouts			Number of		Number of	Price	Fair Value of
			Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of		Securities	of	Stock and
			Non-Equity Incentive Plan Awards[1]			Awards[2]			Stock or		Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)
Joe F. Sanderson, Jr.			335,076	1,020,713	1,749,744
Chairman of the Board of Directors and Chief Executive Officer

Lampkin Butts President and Chief Operating Officer			111,154	338,334	579,984
	01/29/09	01/29/09				4,900	9,800	19,600	9,800				749,504
	Various	02/17/05							155	(3)			5,941

Mike Cockrell, Treasurer and Chief Financial Officer			95,244	289,906	496,968
	01/29/09	01/29/09				4,900	9,800	19,600	9,800				749,504
	Various	02/17/05							43	(3)			1,486

James A. Grimes, Secretary			22,508	68,563	117,534
	01/29/09	01/29/09				725	1,450	2,900	1,450				120,454

[1]	The estimated payments shown reflect the minimum, mid-point and maximum amounts that could have been earned under our fiscal 2009 Bonus Award Program. The actual amounts earned are shown in the Summary Compensation Table, above. For a discussion of how bonus awards for future fiscal years will be determined, see CD&A section, above.

[2]	The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2009 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period.

[3]	Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with deferred salary, or on our annual bonus payment date with deferred bonus amounts, as described in the CD&A section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2009, Mr. Butts purchased 626 shares under the plan that are not reflected in the table above that had an average grant date fair value of $38.32 per share. Mr. Cockrell purchased 174 shares under the plan that are not reflected in the table above that had an average grant date fair value of $34.56 per share.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
     Performance shares granted for the 2009 fiscal year are subject to a two-year performance period and an additional one year holding period. The number of shares actually paid out depends on our achieving certain prescribed levels of return on equity and return on sales, as described above in the CD&A section.
     Shares of restricted stock granted directly under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.
     In 2009, we entered into employment agreements with the CEO, the COO and the CFO. The term of each agreement began September 15, 2009 and ends when the officer’s employment terminates under the provisions of the agreement. Each agreement provides for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation will be reassessed annually.
     The agreements provide for a severance payment to be paid to the officers if:
•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.
     “Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.
     The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:
•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.
     In addition, the agreement provides, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death. The agreements for Messrs. Butts and Cockrell also designate them as participants in the Registrant’s Supplemental Disability Plan.
     The agreements prohibit the officers from disclosing confidential information about the Registrant during and after their employment, and prohibit the officers from engaging in certain competitive activity with the Registrant during their employment and for two years after the termination of their employment for any reason other than poor performance.
     See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are earned. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.

     Amounts that could have been earned for fiscal 2009 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the CD&A section, above. Unless severance is payable under the provisions of the employment agreements described above, a participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.
     For fiscal 2009, salary accounted for the following percentage of each officer’s total compensation:

Salary as a
Percentage of Total
Name	Compensation
Mr. Sanderson	35.2%
Mr. Butts	33.1%
Mr. Cockrell	44.8%
Mr. Grimes	43.6%

Outstanding Equity Awards at Fiscal 2009 Year-End

		Option Awards					Stock Awards[2]
											Equity
											Incentive
				Equity						Equity Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
		Number of	Number of	Number of			Number of		Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of		Units of	or Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
		(#)	(#)	Options	Price	Expiration	Vested[1]		Vested[2]	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	3/3/05						100,000		3,659,000

Lampkin Butts, President and Chief Operating Officer	3/3/05						20,000		731,800
	11/28/05						3,750		137,213
	11/01/07						3,879		141,933	5,819	212,917
	01/29/09						9,800		358,582	9,800	358,582
	Various						466	[1]	17,051

Mike Cockrell, Treasurer and Chief Financial Officer	3/3/05						20,000		731,800
	11/28/05						3,750		137,213
	11/01/07						3,879		141,933	5,819	212,917
	01/29/09						9,800		358,582	9,800	358,582
	Various						318	[1]	11,636

James A. Grimes, Secretary	3/3/05						10,000		365,900
	11/28/05						1,400		51,226
	11/01/07						1,006		36,809	934	34,175
	01/29/09						1,450		53,056	1,450	53,056

[1]	Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Messrs. Butts and Cockrell own 1,880 and 1,285 restricted shares, respectively, that they purchased under the Management Share Purchase Plan with deferred salary and/or bonus amounts, valued at $64,405 and $47,993, respectively, as of October 31, 2009.

[2]	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
3/3/2005	3/3/2015
11/28/2005	11/28/2009
11/01/2007	11/01/2011
01/29/2009	01/29/2013

     At the time the Board of Directors adopted the Stock Incentive Plan in February 2005, the Company had not made any awards under the Stock Option Plan, or any other long-term incentive or equity-based awards, for almost three years. Therefore, in March 2005 on the recommendation of the Committee, the Board made extraordinary grants of restricted stock to the Named Executive Officers to bring their long-term incentive levels in line with market standards. The amounts granted were based on competitive annual long-term values as seen in published surveys, and adjusted to reflect a two-year period. This special grant vests, in general, on March 3, 2015 (the tenth anniversary of the award) as long as the holder remains continuously employed by us during the restricted period. Subsequent grants of restricted stock made in November 2005 and 2007 for the 2006 and 2008 fiscal years, respectively, and in January 2009 for the 2009 fiscal year, vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends
11/01/2007	10/31/2010
01/29/2009	10/31/2010*

*	These shares are subject to an additional one-year holding period, so any payout will occur on October 31, 2011.
     Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with deferred salary. A participant may also defer a portion of his or her bonus to purchase restricted shares through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant as long as the participant remains continuously employed by us, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”

Option Exercises and Stock Vested
2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	—	—	—	—

Lampkin Butts, President and Chief Operating Officer	—	—	8,654	307,035

Mike Cockrell, Treasurer and Chief Financial Officer	—	—	—	—

James A. Grimes, Secretary	—	—	—	—

Potential Payments Upon Termination or Change-in-Control
     In fiscal 2009, we entered into employment agreements with the CEO, COO and CFO. We have no other employment agreements with any other employees of our Company. However, our annual cash bonus and Stock Incentive Plan awards provide for accelerated payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried employees generally. Except as described below, the Named Executive Officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.
     Employment Agreements
     The term of each of our agreements with the CEO, COO and CFO began on September 15, 2009 and ends when the officer’s employment terminates under the provisions of the agreement. Each agreement provides for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation will be reassessed annually.
     The agreements provide for a lump sum severance payment to be paid to the officers if:
•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.
     “Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.
     The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:
•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

     If any severance payments are due, the officer is also entitled to the continuation of medical benefits that the officer would otherwise be eligible to receive as an active employee of the Company for 24 months or, if earlier, until such time as the officer becomes eligible for substantially similar benefits from a subsequent employer.
     In addition, the agreement provides, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death according to the Company’s regular payroll schedule.
     The agreements prohibit the officers from disclosing confidential information about us during and after their employment, prohibit the officers from engaging in certain competitive activity with us during their employment and for two years after the termination of their employment for any reason other than poor performance and contain a mutual non-disparagement clause. The officers are also prohibited from soliciting the Company’s customers and employees during their employment and for the two years after the termination of their employment for any reason.
     If the officers breach the foregoing provisions, the agreements provide that they must return any portion of the severance payments we have already paid them and their entitlement to continued medical benefits ceases. We are also entitled to pursue other equitable and legal remedies such as restraining orders or damages.
     Annual Cash Bonus Awards
     If a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.
     Restricted Stock
•	Restricted stock with a 10-year vesting period
     If a change in control of our Company occurs, all unvested shares of restricted stock become fully vested. In August 2009, the Committee amended these awards to provide that they vest fully if a holder of restricted stock terminates employment with Sanderson Farms because of his death, disability or retirement, regardless of when those events may occur. Previously, vesting of the awards under those circumstances was only permitted when death, disability or retirement occurred after the fifth anniversary of the grant.
•	Restricted stock with a four-year vesting period
     If a change in control of our Company occurs before the end of the restriction period, all shares of restricted stock become fully vested. In August 2009, the Committee amended or ratified all the then outstanding four-year restricted stock awards to provide that they also vest fully in the event of the holder’s death, disability or retirement. For restricted stock granted after August 2009, if a holder dies, becomes disabled or retires during the restricted period, a pro rata percentage of the shares will immediately vest based on the number of years of the restricted period that have passed before the triggering event occurred, and the unvested portion is forfeited.
•	Discretionary Restricted Stock Grant
     The restricted stock granted pursuant to the Committee’s special, discretionary award in December 2009 will vest fully in the event of the holder’s death, disability or retirement or upon a change in control of our Company.
     Shares Held in the Management Stock Purchase Plan
     If an employee dies, retires or becomes disabled, or if there is a change in control of Sanderson Farms, in each case before the end of the restriction period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited, and we have the right to repurchase all shares that the employee purchased through the plan with deferred salary or bonus at the price the employee paid for them. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.

     Performance Shares
     If a holder of unearned performance shares dies, retires, or becomes disabled, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.
     If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unearned performance shares. If restricted shares have already vested or performance shares have been earned, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of shares purchased through the Management Share Purchase Plan, we have the right to repurchase those shares at the price paid by the holder.
     Company Severance Policy
     We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death or disability. We pay up to two weeks of severance to employees who resign after at least one year of service. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.
     The following tables show the payments that the Named Executive Officers would be entitled to in the event of (a) a change in control of Sanderson Farms, (b) termination without cause or for good reason, (c) retirement, (d) disability and (e) death, in each case assuming such event occurred on October 31, 2009. The amounts shown do not include payments that would be payable to all salaried employees generally. We have based the values of earned performance shares on the assumption that we would achieve the threshold level of ROE and ROS for the applicable years.
Potential Payments — Change-in-Control

	Value of Fully	Value of Earned
	Vested Restricted	Performance
Name	Stock	Shares	Total
Mr. Sanderson	$3,659,000	$0	$3,659,000
Mr. Butts	$1,455,367	$89,646	$1,545,013
Mr. Cockrell	$1,428,181	$89,646	$1,517,827
Mr. Grimes	$506,991	$13,264	$520,255
Potential Payments — Termination Without Cause1 or for Good Reason

		Continuation of
Name	Severance Payment[2]	Medical Benefits[3]	Total
Mr. Sanderson	$6,124,104	$14,157	$6,138,261
Mr. Butts	$1,739,952	$14,157	$1,754,109
Mr. Cockrell	$1,490,904	$14,157	$1,505,061
Mr. Grimes	$—	$—	$—

[1]	Prior to a change in control, severance is not payable in the case of termination for poor performance.

[2]	Consists of, for Mr. Sanderson, three times, and for Messrs. Butts and Cockrell, two times, his fiscal 2009 base salary plus 50% of the maximum bonus he could have earned for fiscal 2009.

[3]	Consists of 24 months of continued medical benefits assuming the officer does not earlier receive similar benefits from a subsequent employer. Benefits would be paid monthly.

Potential Payments — Retirement

	Value of Fully	Value of Earned
	Vested Restricted	Performance	Bonus Award
Name	Stock	Shares	Payment	Total
Mr. Sanderson	$3,659,000	$0	$860,288	$4,519,288
Mr. Butts	$1,455,367	$89,646	$285,157	$1,830,170
Mr. Cockrell(1)	$1,428,181	$89,646	$244,342	$1,762,169
Mr. Grimes	$506,991	$13,264	$57,787	$578,042

[1]	Mr. Cockrell was not yet eligible to retire under our Company retirement policy as of October 31, 2009. However, the amounts shown reflect the payments he would have received had he been eligible to retire on that date. Our Company retirement policy provides that an employee may retire after reaching age 62 and 10 continuous years of service, or after 30 continuous years of service, regardless of age. Mr. Cockrell will be eligible to retire on September 24, 2019.
Potential Payments — Disability

	Value of Fully	Value of Earned		Supplemental
	Vested Restricted	Performance	Bonus Award	Long Term
Name	Stock	Shares	Payment	Disability[1]	Total
Mr. Sanderson	$3,659,000	$0	$860,288	$3,888,514	$8,407,802
Mr. Butts	$1,455,367	$89,646	$285,157	$1,933,377	$3,763,547
Mr. Cockrell	$1,428,181	$89,646	$244,342	$1,656,643	$3,418,812
Mr. Grimes	$506,991	$13,264	$57,787	$—	$578,042

[1]	Messrs. Sanderson, Butts and Cockrell are each entitled to a monthly long term disability benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the earlier of the date he has received five years of payments or his 70th birthday. The amount shown in the table represents the total amount payable under this benefit assuming payments begin on October 31, 2010 and end October 31, 2015.
Potential Payments — Death

		Value of Fully	Value of Earned
	Continuation of	Vested Restricted	Performance	Bonus Award
Name	Salary[1]	Stock	Shares	Payment	Total
Mr. Sanderson	$1,166,496	$3,659,000	$0	$860,288	$5,685,784
Mr. Butts	$579,984	$1,455,367	$89,646	$285,157	$2,410,154
Mr. Cockrell	$496,968	$1,428,181	$89,646	$244,342	$2,259,137
Mr. Grimes	$—	$506,991	$13,264	$57,787	$578,042

[1]	This total amount would be paid in equal monthly installments over the course of the year following the date of death.

     The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2009.
Director Compensation — 2009

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards[1]	Option Awards	Compensation	Earnings	Compensation[2]	Total
Name	($)	($)	($)	($)	($)	($)	($)
John H. Baker, III	68,000	23,395				4,718	96,113
Fred Banks, Jr.	68,000	43,804				7,956	119,760
John Bierbusse	66,000	13,325				2,307	81,632
Toni D. Cooley	60,000	38,755				3,654	102,409
Beverly Wade Hogan	60,000	42,727				6,156	108,883
Robert C. Khayat	68,000	41,802				6,864	116,666
Phil K. Livingston	75,000	38,636				3,170	116,806
Dianne Mooney	67,000	38,853				3,663	109,516
Gail Jones Pittman	69,000	35,621				6,382	111,003
Charles W. Ritter, Jr.	79,000	44,665				6,634	130,299
Rowan H. Taylor	66,000	11,180				2,813	79,993

[1]	Reflects amounts recognized for financial statement reporting purposes for 2009. Includes 1,666 restricted shares issued to each director in fiscal 2009, which had a grant date fair value for each grantee of $29.14 per share. Also includes the amortization during fiscal 2009 of previously issued restricted shares, including those granted pursuant to the matching contribution provisions of the Management Share Purchase Plan since its inception in 2005. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2009 were as follows:

		Shares Acquired in	Total Shares	Grant Date Fair	Grant Date Fair
	Shares Purchased	Company Match	Acquired	Value of Shares	Value of Company
	in Fiscal 2009	In Fiscal 2009	in Fiscal 2009	Purchased	Match
Name	(#)	(#)	(#)	($)	($)
Mr. Baker	1,794	447	2,241	68,996	17,195
Mr. Banks	1,776	442	2,218	68,488	17,045
Mr. Bierbusse	522	129	651	20,006	4,940
Ms. Cooley	1,189	295	1,484	45,747	11,349
Ms. Hogan	791	196	987	30,519	7,564
Mr. Khayat	1,272	316	1,588	48,983	12,173
Mr. Livingston	352	86	438	13,530	3,307
Ms. Mooney	870	217	1,087	33,528	8,364
Ms. Pittman	0	0	0	0	0
Mr. Ritter	1,041	259	1,300	40,009	9,955
Mr. Taylor	109	26	135	4,009	956

[2]	Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually per donee made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

     The following table shows the aggregate number of unvested stock awards outstanding for each non-employee director as of October 31, 2009, including all shares granted as matching contributions under the Management Share Purchase Plan since its inception:

Stock Awards
Outstanding at
Name	Fiscal Year End
Mr. Baker	7,857
Mr. Banks	9,730
Mr. Bierbusse	3,678
Ms. Cooley	7,361
Ms. Hogan	7,570
Mr. Khayat	8,592
Mr. Livingston	5,847
Ms. Mooney	7,221
Ms. Pittman	5,260
Mr. Ritter	8,386
Mr. Taylor	2,417
     For a description of cash fees paid to non-employee directors, see the CD&A section, above.
     All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.
INDEPENDENT AUDITORS
     Ernst & Young LLP, New Orleans, Louisiana, were the independent auditors for the Company during the fiscal year ended October 31, 2009. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement at the meeting if he desires to do so, and will be available to respond to any appropriate questions.
     Fees related to services performed for the Company by Ernst & Young LLP in fiscal years 2009 and 2008 are as follows:

	2008	2009
Audit Fees	$495,600	$537,731
Audit-Related Fees	0	0
Tax Fees	243,494	87,000
All Other Fees	0	0

Total	$739,094	$624,731

     “Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q and other regulatory filings, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404. “Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards, and “Tax Fees” consists of amounts paid for tax compliance, advice and planning, which include the preparation and filing of required federal and state income and other tax forms. The Audit Committee has considered whether the provision of services by Ernst & Young LLP for the Company other than audit services is compatible with maintaining Ernst & Young LLP’s independence, and has concluded that it is compatible.
     The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditor prior to engagement, subject to the de minimus exceptions for non-audit services permitted by the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant preapprovals of audit and non-audit services, provided that any decision of that subcommittee to grant preapproval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2009, the Audit Committee pre-approved all non-audit services performed by the independent auditors.

     The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010. Stockholder approval and ratification of this selection is not required by law or by the By-Laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification as a matter of good corporate practice. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.
     The Board of Directors recommends a vote FOR the approval and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors knows of no matters likely to be brought before the Annual Meeting other than those set forth in the Notice of the Meeting. If other matters properly come before the Meeting, each Proxy will be voted in accordance with the discretion of the Proxyholder named therein.
STOCKHOLDER PROPOSALS
Procedure
     The Company’s By-laws provide that stockholders may nominate individuals for election as directors or propose any other business from the floor at any annual meeting of stockholders. In addition, stockholders may nominate persons for election as directors at any special meeting of stockholders held for that purpose. In each case, stockholder nominations or proposals may be made only if timely written notice has been given to the Secretary of the Company. To be timely, such notice must be received at the principal office of the Company as follows:
     For annual meetings:
•	no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the previous year’s annual meeting.

•	However, if the date of the annual meeting is more than 30 days before or more than 60 days later than that anniversary date, no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:
•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.
     For special meetings:
•	no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:
•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.
     The By-laws specify what such notices must include.

2011 Annual Meeting
     A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2011 Annual Meeting of Stockholders and who wishes such proposal to be considered for inclusion in the Company’s proxy materials for such meeting must cause such proposal to be received, in proper form, at the Company’s principal executive offices no later than September 16, 2010. Any such proposals, as well as any questions relating thereto, should be directed to the Company to the attention of its Chief Financial Officer. Any proposal submitted after September 16, 2010 shall be considered untimely and will not be considered for inclusion in the Company’s proxy material for the 2011 Annual Meeting.
METHODS AND COST OF SOLICITING PROXIES
     The Proxy card enclosed with this Proxy Statement is solicited by and on behalf of the Board of Directors of the Company. Certain of our officers may also solicit proxies, without additional compensation, personally or by telephone or facsimile. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies, but we do not currently expect that the cost of any such services will be significant. Whether or not you expect to be present at the Annual Meeting, please sign, date and return the enclosed Proxy card promptly. No postage is necessary if mailed in the United States. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.
ADDITIONAL INFORMATION AVAILABLE
     A copy of the Company’s 2009 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto, is included as part of the Annual Report to Shareholders enclosed herewith.

BY ORDER OF THE BOARD OF DIRECTORS:
/s/ James A. Grimes
Secretary
Dated: January 14, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

SANDERSON FARMS, INC.

INTERNET
http://www.proxyvoting.com/safm
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 WO#
63427
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS 1 AND 2.	Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL				FOR	AGAINST	ABSTAIN

1.	To elect five Class C Directors to serve until the 2013 annual meeting.	☐	☐	☐	2.	To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2010.	☐	☐	☐
	Nominees:

	01 Fred Banks, Jr.
	02 Toni D. Cooley
	03 Robert C. Khayat
	04 Dianne Mooney
	05 Gail Jones Pittman

	INSTRUCTIONS:To withhold authority to vote for any individual nominee, write the nominee’s name here:

	Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: www.sandersonfarms.com/proxy
▼ FOLD AND DETACH HERE ▼
PROXY
SANDERSON FARMS, INC.
     The undersigned hereby appoints D. Michael Cockrell as proxy for the undersigned, with full power of substitution, to vote all of the undersigned’s shares of common stock, $1.00 per share par value, of Sanderson Farms, Inc. at the Annual Meeting on February 18, 2010 (and any adjournments thereof), as instructed herein with respect to the matters herein set forth (and, to the extent not so instructed, as set forth in the related Proxy Statement), and according to his discretion upon all other matters which may properly come before such Meeting.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED UPON THE MATTERS SET FORTH ON THE REVERSE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. THIS PROXY CONFERS DISCRETIONARY VOTING AUTHORITY AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. SEE ACCOMPANYING PROXY STATEMENT.
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SANDERSON FARMS, INC.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)
WO#
63427